Exhibit 4.2

OFFICE LEASE

BETWEEN THE UNDERSIGNED:

GENERALI VIE, a limited company with a capital 299,197, 104.00 Euros, with its head office situated at PARIS (75009) – 11, Boulevard Haussmann, and registered in the Commercial and Companies Register under number 602 062 481,

Represented by GENERALI REAL ESTATE S.p.A, a limited company incorporated under Italian law, with a 780,000.00 € fully paid up capital, whose head office is situated at 1 piazza Duca Degli Abruzzi, 34132 TRIESTE, registered in the Trieste Commercial and Companies register under No.00312080328, identified in the Trieste REA (Economic Administrative Index) under No.98498, acting through its French establishment, situated at 7, boulevard Haussmann – 75009 Paris, registered in the Paris Commercial and Companies Register under No.538 616 988, holder of professional card No. G6000, and of professional card No.°T14667, both issued by the Paris Police Headquarters, and guaranteed as such by the COMPAGNIE EUROPEENNE DE GARANTIES ET CAUTIONS, situated at 128, Rue de la Boétie – 75378 Paris Cedex 08.

A company belonging to the GENERALI group, registered in the Register of insurance groups under number 026

Itself represented by Mr Sébastien PEZET, acting in his capacity as Director to Asset Management, and duly authorised.

ON THE ONE HAND,

AND

DBV TECHNOLOGIES, a company with a capital of 1.886.895,40 €, registered in the Commercial and Companies Register under No. 441 772 522, and which has its head office at Bagneux-92220-80/84, rue des Meuniers-Green Square Bâtiment D,

Itself represented by M. Pierre-Henri BENHAMOU acting in his capacity as Chairman and Chief Executive Officer, and duly authorised for purposes of this lease.

Hereinafter referred to as: the “Lessee”

ON THE OTHER.

Hereinafter jointly referred to as the “Parties”

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RECITALS		4

PRELIMINARY DECLARATION		4

PART ONE: GENERAL TERMS AND CONDITIONS		4

ARTICLE 1 - DESCRIPTION		5

ARTICLE 2 - PURPOSE OF THE PREMISES		5

ARTICLE 3 - TERM		5

ARTICLE 4 - RENTS		5

4.1	PAYMENT TERMS	5
4.3	RENT INDEXATION	6
4.4	RENT FOR THE RENEWED LEASE	6
4.5	CONTRACTUAL INTERESTS AND COLLECTION COSTS	8
4.6	PENALTY CLAUSE	8
4.7	ALLOCATION OF PAYMENTS	9

ARTICLE 5 – SECURITY DEPOSIT		9

ARTICLE 6 - CHARGES, TAXES AND FEES, VARIOUS BENEFITS AND CLAIMS BORNE BY THE LESSEE		10

6.1	TAX SYSTEM	10
6.2	CHARGES, TAXES AND FEES	10
6.3	SETTLEMENT AND ALLOCATION OF THE CHARGES, TAXES AND FEES	12
6.4	PAYMENT TERMS	12

ARTICLE 7 - TAKING OF POSSESSION - ENJOYMENT - TERMS FOR EXPLOITATION		13

7.1	ENTRY INTO ENJOYMENT - PROPERTY INSPECTION REPORT	13
7.2	GOVERNMENTAL AUTHORISATIONS - IMPROVEMENTS TO THE PREMISES	13
7.3	GARNISHMENT	14
7.4	OCCUPATION	14
7.5	PARKING SPACES	15
7.6	PRE-EMPTION RIGHT	15
7.7	SUB-LEASING AND DOMICILIATION	15
7.8	ASSIGNMENT OF THE LEASE	15
7.9	LEGAL MODIFICATION	16

ARTICLE 8 – WORKS CARRIED OUT BY THE TENANT		16

8.1	WORKS RELATED TO THE PRIMARY STRUCTURE OR THE COMMON PARTS	16
8.2	OTHER WORKS	17
8.3	END USE OF THE TENANT’S IMPROVEMENT WORKS	18
8.4	EXTERNAL INSTALLATIONS	19
8.5	SIGNS	19

CLAUSE 9 - UPKEEP AND REPAIR WORKS OF THE PREMISES RENTED BY THE TENANT COMPLIANCE WORK - LESSOR’S WORK - VARIOUS INTERVENTIONS		20

9.1	UPKEEP – REPAIRS – COMPLIANCE	20
9.2	WORK CARRIED OUT BY THE LESSOR IN THE PROPERTY OR NEIGHBOURING PROPERTY OR ON PUBLIC ROADS	21
9.3	VISITING THE PREMISES IN THE EVENT OF TERMINATION OF THE LEASE	22

CLAUSE 10 - LIABILITY - WAIVERS		22

10.1	INTERRUPTION/CANCELLATION OF SERVICES	22
10.2	LIABILITIES AND CLAIMS	22
10.3	EXPROPRIATION	23
10.4	DESTRUCTION OF THE RENTED PREMISES	23

CLAUSE 11 - INSURANCE		23

11.1	LESSOR’S INSURANCE	23
11.2	TENANT’S INSURANCE	23
11.3	RECIPROCAL WAIVER OF RECOURSE	24
11.4	DAMAGE	25

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ARTICLE 12 - RELEASE OF THE PREMISES			25

12.1		LESSEE’S OBLIGATIONS	25
12.2		PRELIMINARY INSPECTION	25
12.3	–	PROPERTY CONDITION REPORT	26
12.4		LEASEHOLD REPAIRS AND RESTORATION WORK	26

ARTICLE 13 - AMENDMENTS – FORBEARANCE			26

ARTICLE 14 - DECLARATION			27

ARTICLE 15 - TERMINATION CLAUSE			27

ARTICLE 16 - ENVIRONMENT AND SAFETY			28

16.1		ASBESTOS	28
16.2		TECHNOLOGICAL RISKS	28
16.3		ENERGY EFFICIENCY ANALYSIS	28
16.4		CLASSIFIED INSTALLATIONS	28
16.5		INSPECTIONS AND WORK BY THE LESSEE	28
16.6		INSPECTIONS CARRIED OUT BY THE LESSOR	29
16.7		IMPLEMENTATION OF ENVIRONMENTAL PROTECTION REGULATIONS	29

ARTICLE 17 - INTERNAL REGULATIONS - PROPERTY OWNER’S ASSOCIATION RULES - HOMEOWNERS ASSOCIATION RULES			30

ARTICLE 18 – FEES AND REGISTRATION			31

ARTICLE 19 – ADDRESS FOR SERVICE			31

PART TWO: SPECIAL CONDITIONS			32

ARTICLE 1 - DESCRIPTION			32

ARTICLE 2 – EFFECTIVE DATE - TERM OF THE LEASE - FIXED TERM			32

ARTICLE 3 – ANNUAL RENT			32

ARTICLE 4 - INDEXATION			33

ARTICLE 5 – SECURITY DEPOSIT			33

ARTICLE 6 - RENT-FREE PERIOD			33

ARTICLE 7 - EARLY HANDOVER OF THE PREMISES			33

ARTICLE 8: SPECIFIC PREPARATORY WORK BY THE LESSEE			34

ARTICLE 9 – FEES, TAXES, AND WORK			34

9.1		FEES	34

9.2		TAXES	34

9.3		WORK	35

ARTICLE 10 - SUBLEASING - REGISTERED ADDRESS			35

10.1.	-	SUBLEASING	35

10.2.	-	REGISTERED ADDRESS	36

ARTICLE 11 - SIGN			36

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RECITALS

The Lessor is owner of a building located in the Montrouge municipality (92120), on 177-181 boulevard Pierre Brossolette.

The building is 4 storeys high over a first floor and basement that opens onto a interior garden.

PRELIMINARY DECLARATION

This lease has been entered into and accepted according to the charges, clauses and terms and conditions stipulated herein below, as well as in compliance with the legal provisions in force, in particular the status of commercial leases, resulting from the provisions of Articles L 145-1 et seq. and R 145-1 et seq. of the Commercial Code, as well as the provisions of the noncodified decree of 30 September 1953, with which the Lessee undertakes to comply.

The foregoing shall be applicable both to the Lessee and to any assignee or occupant to whom the Lessee’s rights shall regularly pass, during the term of this lease as well as during its renewals, if any.

This clause aims to specify the legal, regulatory or contract provisions to which the Parties agree to refer, to the exclusion of any contractual extension of the enjoyment of the status of commercial leases in favour of the Lessee, which must prove that it fulfils the legal or regulatory conditions applicable in particular during renewals.

Under this agreement, the notion of lease covers this lease, it renewals, if any, and/or its extensions, if any, such that, unless as otherwise stipulated, all obligations applicable herein shall apply throughout the term of the lease, its renewals, if any, and/or its extensions, if any.

This deed is divided into two parts that constitute an indivisible whole:

Part One:	GENERAL TERMS AND CONDITIONS

Part two:	SPECIAL TERMS AND CONDITIONS

it is hereby stated:

•	that in the event of contradiction following this lease between the two Parties, the special terms and conditions shall supersede the general terms and conditions,

•	that any tolerance, respecting the terms and conditions of this lease and its consequences, whatever the frequency and duration, may never be deemed as an amendment or an elimination of said terms and conditions.

These clauses are crucial for the common intention of the Parties.

*        *

*

PART ONE: GENERAL TERMS AND CONDITIONS

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ARTICLE 1 - DESCRIPTION

The premises constituting the subject matter hereof, are described under the Special Terms and Conditions. It is specified that any difference between the assessments of the surfaces mentioned under this lease or resulting from the attached plans and the actual dimensions of the leased premises may not justify any reduction or increase in rents, with the Parties stating that they shall refer to the state of the premises as-is and the Lessee in this regard waives any claims on the basis, in particular, of the provisions of Article 1719 of the Civil Code.

The Lessee acknowledges that it has had the opportunity to inspect the premises in their as-is condition, including size and components of the premises with all their outbuildings as provided for under this lease.

The Parties expressly agree that the Premises constitute an indivisible whole.

ARTICLE 2 - PURPOSE OF THE PREMISES

The leased premises are intended to be used exclusively as commercial offices.

The storage of goods, as well as any wholesale or retail-wholesale activity, are strictly forbidden.

The Lessor does not grant the Lessee any exclusive rights, the Lessee being free to grant leases to third parties, even the Lessee’s competitors.

ARTICLE 3 - TERM

The effective date and term of this lease are set forth under the Special Terms and Conditions.

ARTICLE 4 - RENTS

This lease has been entered into and accepted in return for annual principal rent, the amount excluding taxes and charges of which is specified under the Special Terms and Conditions.

4.1 PAYMENT TERMS

Rents shall be payable in advance quarterly on the first day of each civil quarter to the Lessor or the Lessor’s representative.

For the period between, where applicable, the effective date of the lease, as specified under the Special Terms and Conditions of this lease, and the end of the ongoing quarter, the Lessee, upon receiving an invoice, shall pay the main rent calculated prorata temporis based on the time remaining for the fraction of the quarter. Subsequently, the Lessee shall pay the rent on the first day of each civil quarter.

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4.2 BANK TRANSFER

The Lessee shall pay all amounts payable as rents, including the principal rent and associated costs, under this lease by cheque or bank transfer from the Lessee’s bank account no later than the first day of the civil quarter into the Lessor’s bank account.

In this regard, the Lessor shall give the Lessee a copy of the details of the bank account into which the transfer should be made.

The Lessee shall ensure that enough funds are available on its account to make the transfer possible. The Lessor shall specify the transfer amount to the Lessee at least a fortnight before the each due date.

In the event of a change in Lessor’s banking information, the Lessor shall give the Lessee new bank details.

Where, whatever the reason, the payment of the amounts payable at the contractual due date as back rents, charges and associated costs could not be made by bank transfer, the Lessee shall in any case pay by any other method, excluding in cash, the amounts due accordingly, on the first day of each quarter to meet contractual maturities set forth above

4.3 RENT INDEXATION

The rent stipulated hereinabove is linked to changes in the index set forth under the Special Terms and Conditions.

It is specified that this clause is a contractual indexation and does not refer to the three-yearly review provided for under Articles L 145-37 and L 145-38 of the Commercial Code. The Parties are thus justified in expecting the rent to be reviewed in accordance with the public order provisions of said Articles L145-37 and L145-38 of the Commercial Code.

As a result, the rent shall automatically and without any prior formality be increased or reduced each year on the anniversary date of the effective date of the lease to reflect changes in the said index.

For the first rent indexation, the base index shall be the one referred to under the special terms and conditions, and the review index shall be that of the same calendar quarter of the following year.

For subsequent indexations, the base index shall be the previous review index and the review index shall be that of the same calendar quarter of the following year.

It should be noted that the annual rent indexation is an essential and crucial condition of this agreement: where the benchmark index ceases to exist and where the lawmaker fails to automatically replace it with another index, the Parties shall agree to a substitute index and if they do not, the index shall be determined by the President of the Tribunal de Grande Instance (district court) in whose jurisdiction the premises are situated, ruling in emergency proceedings, to whom the matter was referred at the request of the first party to act, with the costs associated with the proceedings shared 50-50 by each of the Parties.

4.4 RENT FOR THE RENEWED LEASE

4.4.1. Principle

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As an essential and crucial condition of this lease, it is hereby stipulated that in the event of renewal under the terms and conditions of this lease, the renewal rent shall be set at:

•	the market rental value, as defined below,

The price of the renewed lease thus set shall be applicable from the first day when the renewed lease takes effect, even if the price is higher by more than ten per cent (10%) than the last rent paid, by way of derogation from the last paragraph of Article L.145-34 of the Commercial Code.

Unless as otherwise expressly stated, any other clauses and terms and conditions of the Lease shall be maintained and applied under the renewed lease.

4.4.2. Market rental value

The rental value shall in any case be calculated exclusively by comparison with market rents, i.e.,:

•	prices freely discussed by the landlord and their tenant for vacant premises, to the exclusion of references to amicable renewals and fixing of rents by the court for signed leases with effective date running during the twelve (12) months prior to the renewal,

•	for real property comparable to the premises, i.e., buildings of a similar nature to the building, situated within the same perimeter and having particulars similar to those of the premises (prestige, standard with regard to quality, construction, integrated services, technical equipment, functionality), unless where they are to be corrected if such characteristics fail to meet other reference criteria, subject to such criteria being comparable.

Amounts for the assignment of rights under the lease as well as lease-premium, the amount for work done by the tenants, and the effect, if any, of the progressive nature of rents on the term of leases.

This article is decisive factor in the Parties’ willingness, without which the lease would not have been signed, and shall be applicable to any assessor called upon to give an opinion on the rent amount.

4.4.3. Determination of market rental value

The market rental value shall be established, in all cases where it is applicable under the lease, according to the following process, from which the Parties may not depart in any case whatsoever.

•	The market rental value, in the absence of agreement between the Parties, shall irrevocably be set by a property valuer chosen from the list of property valuers maintained at the Paris Court of Appeal, it being understood that the valuer must not have worked for one of the Parties within the twelve (12) months prior to their appointment. The valuer’s fees and costs shall be borne 50-50 by each of the Parties.

•	In the event that the Parties fail to agree on the name of a valuer or where all valuers worked for one of the Parties within the twelve (12) months prior to their appointment, the party that acts first shall refer the matter to the President of the Paris Tribunal de Grande Instance, ruling in emergency proceedings, who shall appoint a valuer.

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The valuer shall act within the framework of a common interest mandate, just like the third party charged with calculating the legal price of the sale (article 1592 of the Civil Code).

The valuer shall give its decision within two (2) months of the matter being referred to them. Their decision must irrevocably bind the Parties and may not be appealed.

However, this procedure shall have no impact on the Lessor’s option to refuse to renew the lease or on that of the Lessee to terminate their lease as provided for below.

4.4.4. Right of option

It is expressly agreed between the Parties that they shall, no later than within one (1) month of service (by the party that acts first) of the valuer’s decision, draw up a new lease under the conditions set forth in said decision, unless the Lessee chooses not to renew the lease or the Lessor refuses to renew it.

a) Where, within a period of one month, the Lessee waives the opportunity to renew the lease, the Lessee must notify the Lessor of such decision by means of an extrajudicial document. In that case, the Lessee may only vacate the premises upon the expiry of a six-month period following the date of notification by the Lessee of its decision to take advantage of this clause, by way of express derogation to the common practice under Article L.145-57 (2) of the Commercial Code.

The Lessee shall continue to be bound during this period by all obligations under the lease, with rents, as a result, being set as provided for under Article 4.4.

a) Where, within a period of one month, the Lessor refuses to renew the lease, the Lessor must notify the Lessee of such decision by means of an extrajudicial document.

4.5 CONTRACTUAL INTERESTS AND COLLECTION COSTS

If any amounts payable, including charges and taxes, are not paid when they fall due, the Lessee shall automatically be required to pay an interest set by contract at the legal interest rate, plus two points, per month from this date.

Moreover, any correspondence sent to the Lessee calling on it to pay a rent or any other amounts remaining outstanding ten days after the due date shall give rise to the collection of a lump sum of fifty euros in administration fees.

Any costs, fees, or emoluments payable to lawyers, bailiffs and auctioneers, in return for any service rendered to collect sums outstanding after the agreed due date, shall be borne by the Lessee as penalties under article 1152 of the Civil Code.

4.6 PENALTY CLAUSE

Also, upon the expiry of a period of eight days following each due date, any amounts payable, plus the late penalties referred to above, shall be automatically increased on a flat-rate basis by 10%, without the need for any formal notice, irrespective of the costs of possible deeds or writs, costs of

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proceedings, as well as any interests payable under the law, any damages such as the bringing into play of the defeasance clause, if any.

4.7 ALLOCATION OF PAYMENTS

By way of derogation from Articles 1253 to 1256 of the Civil Code, the allocation of payments of outstanding amounts by the Lessee when they fall due or their contractual maturity date shall be as follows:

1    -    Cost of collection and proceedings

2    -    Contractual late payment penalty under Article 4.5 of this lease

3    -    Amount of the penalty clause under Article 4.6 of this lease

4    -    Any addition to or adjustment of the security deposit amount

5    -    Rent, charges or occupation compensation

ARTICLE 5 – SECURITY DEPOSIT

5.1 To guarantee the performance of its obligations under this lease, the Lessee shall pay to the Lessor, upon the signature hereof, an amount representing three (3) months of rent, excluding taxes and charges, as a security deposit.

The non-interest-bearing amount shall be returned to the Lessee at the end of the lease after moving and handing back keys, subject to justification of payment of all taxes and charges, carrying out of repairs for which it is responsible and upon deduction of any amounts payable to the Lessor or for which the Lessor may be held responsible due to an action of the Lessee in any capacity.

Each time the rent is adjusted, both in the event of a review and renewal, the security deposit shall, automatically and without any formality, be reduced or increased in the same proportions such that it at all times shall be equal to three months of the principal rent, excluding taxes and charges.

Since compensation is expressly provided for, the Lessor shall have the right to deduct from said security deposit without any formality, the amounts of rents fallen due but not paid, as well as any other amounts payable for any other reason, in which case the Lessee shall be bound to make up for or replenish the security deposit on first demand in order to maintain the security deposit at all times at the agreed number of rent periods.

Where the lease is terminated in accordance with Article 1184 of the Civil Code or by application of the defeasance clause due to failure to fulfil terms and conditions or for any other reasons attributable to the Lessee, the security deposit shall remain forfeited to the Lessor as up-front damages without prejudice to any other compensation.

5.2 In case of collective procedure by the Lessee and in accordance with Article L.622-7 of the Commercial Code, the Lessor, if it so wishes, may offset the amount of the security deposit against any amounts payable as rents, back rents, occupation compensation, charges, interests or

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penalties, on account of they are all related. The Parties have immediately decided that the security deposit shall as a priority be set off against rents prior to the court ruling initiating the collective procedure.

The Lessee or the assignee shall fully replenish the security deposit by giving the Lessor the corresponding amount.

Furthermore, if the administrator or liquidator were to terminate the lease by waiving the option granted under Article L. 622.13 of the Commercial Code, the failure to fulfil terms and conditions shall result in damages payable to the Lessor, which damages the Parties have agreed to set at a flat-rate basis and finally at three months of rents including taxes.

ARTICLE 6 - CHARGES, TAXES AND FEES, VARIOUS BENEFITS AND CLAIMS BORNE BY THE LESSEE

This lease has been entered into at a rent net of charges, taxes and fees for the Lessor in accordance with the following terms and conditions.

6.1 TAX SYSTEM

The rent, as well as charges and taxes collected by the Lessor shall be subject to the tax system referred to under the special terms and conditions. The Lessor reserves the possibility of making the rent liable to another tax system, a possibility that the Lessee has accepted, under conditions that exclude any change to the pre-tax amount of the applicable rent.

6.2 CHARGES, TAXES AND FEES

6.2.1 Taxes, charges and fees

The Lessee shall reimburse the Lessor its share of taxes and fees, even those generally payable by the Lessor, including domestic refuse removal charges, street-clearing charge, property tax surcharge, annual tax on office space, business premises, storage premises and parking areas situated at Ile-de-France, all thoroughfare occupation taxes, including management fees related to local taxation, as well as taxes, charges and fees linked to the use of the leased premises or the building or to a service used directly or indirectly by the Lessee, as well as other existing taxes and charges or those that may be created subsequently and likely to be payable by the Lessor as owner of the leased premises.

Similarly, the Lessee shall pay any contributions or taxes resulting from its activities in the leased premises, as well as power, telephone or other bills, by signing any agreements required for the purpose, such that the Lessor may in no case whatsoever be troubled in this regard.

6.2.2 Charges, miscellaneous services and other receivables

Apart from the rent, the Tenant will be obliged to pay to or reimburse the Landlord for the share relating to the leased premises, of the taxes, duties and charges, as well as the charges and services, namely all operating, repair and maintenance expenses, energy performance and/or environmental improvements to the building, or replacements to the leased premises, the building or their equipment, even if these expenses result from fair wear and tear, from force majeure or from a hidden defect, but with the exception of charges, taxes, duties, fees and works which cannot be

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charged to the Tenant by virtue of Article R 145-35 of the Commercial Code in its draft in effect on the date of signature of the present lease. The Tenant will also bear the cost of all expenses incurred to bring the leased premises, building or their equipment into compliance with the regulations which are currently applicable or which may be so in the future, but only within the limits set by Article R 145-35 of the Commercial Code.

In accordance with Article R 145-35 of the Commercial Code in its draft in effect on the date of signature of the present lease, the following remain the responsibility of the Landlord:

•	the expenses relating to major repairs mentioned in Article 606 of the Civil Code as well as, where applicable, the fees related to the completion of these works

•	the expenses relating to works which are intended to repair fair wear and tear or to ensure compliance with the regulations for the leased premises or the building in which they are located, where the said works are covered by the major repairs mentioned in Article 606 of the Civil Code

In application of the said article, the above-mentioned expenses which relate to decorative works for which the amount exceeds the cost for identical replacements will remain the responsibility of the Landlord.

As a consequence and in application of the principles stipulated above, the Tenant will reimburse to the Landlord its share of the following categories of charges, taxes, duties and fees:

•	cleaning, maintenance and repair costs for the common areas or shared use parts

•	rendering costs

•	the costs for the elimination of shared waste

•	the costs of maintenance, repairs and renewal of the equipment and tooling necessary for the management and operation of the building, installation/modifications to the metering systems (water, electricity and more generally all fluids) (but only within the limits set by Article R 145-35 of the Commercial Code)

•	the costs of maintenance, repairs, compliance, obligatory and periodic conformity inspections under the terms of the regulations applicable to ICPEs (Installations Classified for the Protection of the Environment), replacements of items of equipment in the building and of all installations necessary for its proper operation such as, in particular, the lifts, service lifts, cleaning units, electrical generators, power switches, sprinters, transformers, electrical panels, boilers, etc.

•	the costs of audit, measurement and monitoring of the environmental performances of the building

•	the expenses incurred for monitoring and optimising the emissions of greenhouse gases or the energy consumption of the building and/or or improving its environmental performances and bringing it into compliance with the requirements originating in the heating regulations (but only within the limits set by Article R 145-35 of the Commercial Code)

•	the costs of acquisition and renewal of the floral decorations or minor furniture, as well as the maintenance costs for the gardens where applicable

•	the remuneration, with social security and related charges included, of the staff allocated to the building and in particular to security, surveillance, cleaning, safety or maintenance, as well as the costs incurred by the use of external contractors in these areas

•	the fees for technical assistance

•	the costs of lighting, heating and cooling, such as cooling or air conditioning if they exist, the costs of maintenance or replacement of the corresponding equipment, ventilation and generally any consumption of fluids whatsoever

•	the costs of maintenance, repair and renovation of the roadworks, including the delivery and common or private parking areas

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•	the remuneration of the administrators responsible for the technical management of the building, fixed at 2.50% of the annual rent excluding taxes, the fees of the management syndicate, the costs of management and functioning of the ASL/AFUL where applicable

•	the premiums for the insurance policies contracted for the entirety of the building or the these premises in accordance with the terms set out for this purpose in Article 11 of the general conditions of the present lease

•	all the taxes, charges and fees reimbursable by the Tenant to the Landlord in accordance with the conditions set out in Article 6.2.1 above

The above inventory of the categories of charges, taxes, fees and dues related to the present lease, representing, as of today’s date, an exhaustive list. The Landlord will however, at any time during the course of the lease, be able to inform the Tenant of new charges, taxes, fees and dues related to the lease, which will be reimbursable in their entirety in the amount of its share, in accordance with the provisions of Article L 145-40-2 of the Commercial Code by the Tenant in accordance with the conditions set out in Article 6.4 below.

6.3 SETTLEMENT AND ALLOCATION OF THE CHARGES, TAXES AND FEES

Payment will be made prorata to the floor area rented or percentage of the leased premises as these are shown where applicable in the co-ownership regulations and the descriptive report of the division if the building is placed under the co-ownership regime and as a results from the terms provided for this purpose in the specific conditions, it being specified that the floor area rented or percentage of the leased premises are established based on the floor area used, with the Tenant not bearing the charges, taxes, fees and use relating to the vacant floor areas in the building.

The Landlord reserves the option, which is expressly accepted by the Tenant, to make any necessary modifications to the allocation of the charges (percentages allocated to the leased premises), in the event of modifications of the conditions of enjoyment and operation of other premises in the building, or changes in the services supplied based on modifications made to the improvements fitted in the said building, with the Landlord being obliged in this case to so inform the Tenant.

6.4 PAYMENT TERMS

The payment of the charges will be made at the same time as the rent and in accordance with the same conditions, in accordance with a provisional statement established quarterly for the year during which the leased took effect, in accordance with the specific conditions - the amount of the provisional payment is likely to be readjusted each year by the Landlord, taking into consideration the amount of the charges paid in the previous year.

The Landlord will be entitled to include in the above-mentioned provision the share of the taxes and charges stipulated above or to make one-off calls for them.

The payment of the fees of the administrators responsible for the technical management of the building and the premiums relating to the insurance policies will be made at the same time as the rent and, where the insurance policies are concerned, once per annum.

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The final adjustment to the expenses account will be carried out on an annual basis and in accordance with the summary statement of expenses actually incurred, as prepared by the Landlord or its representative in respect of each financial year.

In the event of the departure of the Tenant, after the return of the keys, the balancing payment will be made based on a statement which will be sent to it. In the event of a debit situation of the Tenant, it will be payable on receipt of the statement. If it is in credit, it will be reimbursed at the same time that the statement is sent.

ARTICLE 7 - TAKING OF POSSESSION - ENJOYMENT - TERMS FOR EXPLOITATION

7.1 ENTRY INTO ENJOYMENT - PROPERTY INSPECTION REPORT

As an exception to the provisions of Article 1720 of the Civil Code, the Tenant will take the leased premises in the condition in which they are found, without being able to require from the Landlord any works of any kind whatsoever, or any restoration, including any intervention is required with a view to bringing the leased premises into conformity with their contractual intended use.

A property inspection report will be prepared in the presence of both parties by the Parties on the effective date of the present lease. In the event of an assignment of the leasing right, or the disposal or transfer on a free-of-charge basis of the business goodwill, a new property inspection report will be established between the Landlord and the new tenant. At the request of either of the Parties, the latter may be prepared by a bailiff mandated for this purpose by the Landlord, with the cost shared equally between the Parties.

In the event that the Landlord has invited the Tenant to this property inspection and the report, for any reason, is not prepared and in particular if the Tenant should abstain from participating, the premises will be considered to have been least in a very good state of maintenance and repair.

7.2 GOVERNMENTAL AUTHORISATIONS - IMPROVEMENTS TO THE PREMISES

At the time of taking possession of the premises, the Tenant will be personally responsible, at its exclusive expense, for all governmental authorisations required for the exercise of its activities; the same will be true for any interventions required in the premises to bring these into compliance with any applicable legal or regulatory prescriptions, either as a result of its contractual intended use, or the characteristics of the premises or their environmental performances, without being able to exercise any right of recourse against the Landlord.

In the event that the execution of improvement works should be necessary - for any reason whatsoever - the Tenant will bear the cost of all the technical and financial constraints which arise therefrom - regardless of the nature or cost - in compliance with the regulations applicable at the date on which the works are carried out, and this without any right of recourse against the Landlord, complying in this regard with all the obligations arising from Article 8 of the General Conditions of the present lease.

The Tenant shall be obliged to inform the Landlord of the governmental authorisations obtained and to provide it with a copy.

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Lastly, the Tenant hereby renounces any right of recourse in this respect against the Landlord for any reason whatsoever.

7.3 GARNISHMENT

The Tenant will be obliged to keep the leased premises continuously garnished with furniture and equipment in sufficient quantity and value to cover the proper execution of the conditions of the present agreement at any time.

7.4 OCCUPATION

The Tenant will be obliged to personally occupy the leased premises. It shall be prohibited from lending them or granting the enjoyment thereof, even temporarily or free-of-charge, and from hosting a third party there.

It will submit to all measures for the order and cleanliness of the building in which the leased premises are located and undertakes in particular:

•	not to encumber, in any way whatsoever, even temporarily, with objects of any kind whatsoever, the parts of the building which are shared with the other occupants

•	not to use any machine or equipment of which the noise, odour or vibrations and emanations would trouble the peaceful enjoyment of the other tenants or neighbours

•	not to deposit in the leased premises any merchandise or any installation of a kind to give rise to the dangers of explosions or bad odours

•	to supervise the behaviour of the employees and any person for which the Tenant may be responsible in any respect whatsoever, in order to avoid problems with the neighbours

•	not to overload the floors

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7.5 PARKING SPACES

The Tenant will only use the parking spaces to park the passenger vehicles of its employees or visitors, to the exclusion of any activity such as, in particular, repairs, oil changes or cleaning.

It will not stock there any equipment or object of any kind, in particular tyres or cans of petrol or oil

It will comply with the operational and safety rules for the car parks as shown in the regulations governing the buildings and their subsequent modifications.

It will collect and return, on first request from the Landlord, the magnetic cards or, more generally, the means of access which may have been supplied to it in order to allow for their replacement or periodic delegation, or at the end of the lease.

7.6 PRE-EMPTION RIGHT

By express derogation from Article L. 145-46-1 of the Commercial Code, the Tenant renounces any pre-emption right in the event of the transfer of the leased premises or the building.

7.7 SUB-LEASING AND DOMICILIATION

Sub-letting, total or partial, in the leased premises is prohibited.

Any domiciliation in the leased premises is prohibited.

7.8 ASSIGNMENT OF THE LEASE

The Tenant will not be entitled to assign or make a contribution of its right to the present lease, unless it is to the buyer of its business goodwill and this subject to informing the Landlord in advance.

In the event of a merger or de-merger of companies, or in the event of a universal transfer of assets of a company completed in accordance with the terms set out in Article 1844-5 of the Civil Code or in the event of the contribution of a part of the assets by a company carried out in accordance with the conditions set out in Articles L. 236-6 L 236-22 and L 236-24 of the Commercial Code, the company originating from the merger, the company designated by the de-merger contract or, failing this, the companies originating from the de-merger or the company which is the beneficiary of the universal transfer of assets or the company which is the beneficiary of the contribution shall be substituted for that in favour of which the lease was granted, in all the rights and obligations arising from this lease.

The assignor, as well as its successors will remain the joint guarantors and respondents for the payment of the rents and incidental amounts, as well as for the execution of the clauses of the present lease, and this without there being any need to inform them of the first unpaid amount within a deadline of one month, by express derogation from Article L. 145-16-1 of the Commercial Code.

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By express derogation from Article L. 145-16-2 of the Commercial Code, this joint guarantee will last throughout the term of the lease, plus three years, and this regardless of the period during which the business was operated by one of them.

This joint guarantee will be due both by any assignor in respect of the assignees, and reciprocally by any assignee in respect of any assignor and this without the Landlord being obliged to carry out any formality or denunciation particularly in the event that extended payment terms should be granted on an amicable or judicial basis to the principal debtor. The guarantee will remain due in the event of the termination of the lease for any reason whatsoever, during the period of effective occupation of the premises, until their complete vacation and the return of the keys.

The assignor and the assignee will take personal responsibility for everything concerning the reimbursement between themselves of the guarantee deposit, it being specified that in no event will the assignment be a reason for the reimbursement by the Landlord of the said guarantee deposit.

The Landlord, except in the event of a merger or de-merger or of a universal transfer of assets or partial contribution of assets carried out in accordance with the terms set out in Articles L 236-6-1, L. 236-22 and L. 236-24 of the Commercial Code, will be called to add its support to the deed of assignment or contribution 15 days prior to the effective date of signature of the latter, by registered letter with acknowledgement of receipt, to which will be attached the draft definitive deed of assignment or contribution. A certified copy or an original registered copy of the deed of assignment will have to be delivered within a deadline of 15 days, at no cost, to the Landlord, to be used by it as an enforceable title.

In no event will the Tenant be able to complete the said assignment or the said contribution if it is not up-to-date in advance with the payment of all the rents, charges and incidental expenses due to the Landlord.

7.9 LEGAL MODIFICATION

The capacity of the Parties present being a determining condition of the lease, the Tenant undertakes to notify, without delay, to the Landlord, by registered letter with acknowledgement of receipt, any information liable to impact the financial capacity of the Tenant (pledge, collective procedure, etc.).

It also undertakes to inform the Landlord, in the forms set out in Article 1690 of the Civil Code, of any merger, partial contribution of assets, de-merger or universal transfer of its assets, by providing to it the supporting documents for the modifications made to the registration of the company or companies concerned at the Register of Trade.

ARTICLE 8 – WORKS CARRIED OUT BY THE TENANT

8.1 WORKS RELATED TO THE PRIMARY STRUCTURE OR THE COMMON PARTS

The Tenant will not be entitled to drill any holes in the walls or floors, carry out any demolition or construction, or make any intervention on the facade of the building or works affecting the common areas, the technical installations of the building, its environmental performances or its external

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appearance, without the prior written consent of the Landlord and, where applicable, of the Syndicates of Co-owners and/or the Free Syndicate Association (“ASL”), to which the descriptive cost estimates and the plans will have to do be submitted in advance.

In addition, these works, where appropriate, will have to be carried out in full compliance with the co-ownership regulations, the regulations of the Free Syndicate Association and with the Internal Regulations of the building and all changes thereto.

Lastly, these works may only be carried out subject to the following conditions:

•	prior issue of the governmental authorisations required, depending on the nature of the planned works

•	subscription by the Tenant of the insurance policies required to cover its third party liability in respect of the execution of any building site as well - depending on the nature of the works carried out - as in respect of the two-year and ten-year guarantees and this in conformity with the legislation in effect

•	informing the Landlord’s architects by the Tenant or its project manager of the progress on the building site, with dispatch of all execution plans allowing for the compliance of the works carried out with those which were previously authorised to be checked

The fees of the Landlord’s architect shall be borne entirely by the Tenant,

•	compliance with the legislation relating to employment law, health and safety and Establishments Open to the Public, to roadways, cleanliness, the police, the Employment Inspectorate and the protection of the environment

The Tenant will be obliged to undertake its works, to continue them with diligence and to complete them within the agreed deadlines and to complete them in compliance with the environmental annex if such exists.

The Landlord’s authorisation will in no event incur its liability, nor attenuate that of the Tenant, both between the Parties and with regard to third parties.

The Tenant undertakes to bear all the consequences of its works, which may be prejudicial to the primary construction and to the solidity of the building, and to compensate the Landlord and any third party for any losses, of any kind whatsoever, which may be caused by the execution of the said works.

8.2 OTHER WORKS

The improvement and internal decorative works on the premises will be carried out by the Tenant at its expense, after obtaining the agreement of the Landlord or its representative or from the co-ownership syndicate and the governmental authorisations which may be required, and in accordance with the conditions indicated in the descriptive estimate which it will be obliged to have prepared and to provide to the Landlord.

Indeed, prior to the execution of the works, the Tenant will be obliged to submit its file of improvements to the Landlord or to its representative in order (i) that it can verify its compliance with the Co-ownership Regulations and/or the Regulations of the Free Syndicate Association, if the

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building is subject to such resumes, as well as to the Internal Regulations of the building, (ii) and that it can give or not give its authorisation.

The Tenant will be obliged to undertake its works, to continue them with diligence and to complete them within the agreed deadlines and to complete them in compliance with the environmental annex if such exists.

Any authorisation from the Landlord for the completion of the works covered in the present article does not imply any commitment of responsibility on its part; consequently, the Tenant undertakes not to take proceedings against the Landlord, and this even if the works or the contractors have been approved by the latter.

It is hereby specified that the authorisation given, where applicable, by the Landlord will be an authorisation in principle and that in no event will the Landlord guarantee the feasibility of the planned works or the various consequences which may result therefrom.

All controls, verifications and works to which the leased premises, the improvements, installations and equipment which they contain may be subject, as a result of applicable or future regulations, will be entirely at the expense of the Tenant, which renounces any right of recourse against the Landlord, including four deteriorations and hindrances to enjoyment which are likely to result therefrom.

The Tenant will therefore alone assume the complete responsibility which may result from the execution of these works and will be obliged to cover or have covered all the risks by insurance policies subscribed in accordance with the provisions set out in the present lease.

In the event of completion of works without the agreement of the Landlord, the latter will be entitled to require that the leased premises are restored, at the expense of the Tenant, to their original state, without prejudice to the application of the sanctions incurred under the terms of the present lease or the legislation in effect.

8.3 END USE OF THE TENANT’S IMPROVEMENT WORKS

8.3.1. All works, decorations, improvements, installations, building works and highest increases whatsoever (including fixed, mobile or movable partitions) and, where applicable, the works imposed by the applicable regulations, carried out by the Tenant, either on its entry into the premises or during the course of the lease, will become, by means of accession, at the end of each of the successive leases or prior to that date if the lease is terminated early, the property of the Landlord, without compensation.

The Landlord may nevertheless require, on the departure of the Tenant, the restoration of the premises, in whole or in part, into their original state, at the expense of the Tenant, even for works authorised by the Landlord and even for those which may have been the subject of accession to the latter at the time of a previous lease renewal.

The original state of the premises means that mentioned in the property inspection report prepared at the time of entry into enjoyment of the Tenant, and as shown, where applicable, on the plan appended thereto. In the event of the assignment or free-of-charge transfer of the leasing rights, this property inspection report corresponds to that prepared with the initial tenant which concluded the lease and not to that prepared between the Landlord and the assignee or the beneficiary of the leasing right at the time of its entry into the premises.

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The restoration works necessary to remedy any damage resulting from the removals will be the responsibility of the Tenant.

8.3.2. In any event, the Tenant will bear the costs related to the improvements, additions, building works and height increases made by it, until the end of the enjoyment of the premises and this even when these have been transferred to the Landlord.

The Tenant will thus be obliged to bear the costs resulting from defects, malfunctions and conformity defects related to the legal standards which may affect the improvements, additions, building works and height increases carried out by it.

The Tenant will also be obliged to bear the costs of maintenance and, where applicable, bringing into compliance of the improvements, additions, building works and height increases carried out by it, until the end of the enjoyment of the premises. It will check that these are, at the time of their completion and at any time subsequently, in compliance with the requirements of the heating regulations.

The Tenant undertakes to guarantee the Landlord against any claim by a third party or neighbour in respect of the improvements, additions, building works or height increases carried out by it.

8.4 EXTERNAL INSTALLATIONS

The Tenant will not be entitled to carry out any installation of awnings, verandas, windbreaks, external blinds or any surface-mounted objects on the facade of the building without having previously obtained the express written consent of the Landlord, as well as the governmental authorisations required for this purpose and, where applicable, the agreement of the Co-ownership Syndicate of the building and/or the Free Syndicate Association.

In the event that the required authorisations should be granted to it, it will be obliged to maintain the installations or improvements made in a very good state of maintenance and to monitor their solidity in order to avoid any accident; it commits, at the time of its departure, to removing the said installations and returning the premises in their original state, unless agreed otherwise between the Parties.

In addition, the Tenant will be obliged to pay all the taxes and charges arising from these installations.

8.5 SIGNS

The Tenant will only be entitled to install an external sign (illuminated or not) with the written agreement of the Landlord or its representative, and if necessary of the Management Syndicate, the General Meeting of the Co-owners or the Free Syndicate Association, to which must be sent in advance the price quotations and plans allowing for determination of the exact details of the installation of the planned change.

In the event of a refusal of the authorisation by the management syndicate, the General Meeting of co-owners or the Free Syndicate Association, the Tenant hereby renounces any rights in this respect against the Landlord on any grounds whatsoever.

The Tenant will be obliged to take personal responsibility for obtaining any governmental authorisations required, and also for the payment of any charges due for this purpose.

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It will ensure that the sign is always solidly attached and will remain solely responsible for any accidents which this installation may occasion.

Any modification to the installation of the existing signage, of any kind whatsoever, will have to be the prior subject of a request for authorisation from the Landlord in accordance with the terms stipulated previously.

The Tenant undertakes to insure that, at the time of its departure, the sign is removed and the premises are restored to their original condition.

ARTICLE 9 - UPKEEP AND REPAIR WORKS OF THE PREMISES RENTED BY THE TENANT - COMPLIANCE WORK - LESSOR’S WORK – VARIOUS INTERVENTIONS

9.1 UPKEEP – REPAIRS – COMPLIANCE

For the purposes of paragraphs a) to d) of clause 9.1, the parties agree that, pursuant to Article R 145-35 of the French Commercial Code in the wording in force on the date of signature of this lease, the following fall on the Lessor:

•	the expenses for the major repairs listed in Article 606 of the Civil Code and, where appropriate, the fees for the execution of those works,

•	the expenses for works to fix the poor state of, or bring into line with regulations, the rented premises or the building in which they are located, once those works have addressed the major repairs mentioned in Article 606 of the French Civil Code.

In accordance with that article, the aforementioned expenses for upgrading work for which the amount exceeds the cost of an identical replacement shall fall to the Tenant.

a/ The Tenant shall keep the premises and their fittings in very good condition and shall carry out maintenance and repairs of any kind, including for damage resulting from usage, dilapidation, a hidden defect and force majeure.

The Tenant must, in particular, at its own expense and under its own responsibility, keep in a very good working condition, safe and compliant with the standards necessary, throughout the duration of the lease, its renovation or refurbishment, the upkeep and repair of all closing devices, doors, glazing, general locks, floors, pipes, taps and all specific facilities and fittings, such as electronic or telephonic fittings, computer cabling, meters, outlets and drains, and bathroom facilities. This list is only indicative and not exhaustive. To that end, the Tenant shall, at its expense take out all upkeep and maintenance contracts, with a view to ensuring that the fittings work and are maintained, and undertakes to supply the Lessor with a copy of those contracts upon the latter’s request.

The Tenant must also maintain, repair or replace at its own expense and under its own responsibility, any glazing which covers some parts of the rented premises (but only within the limits set under Article 145-35 of the French Commercial Code) and shall have no legal remedy against the Lessor for damage caused by water leaks from that glazing.

The Tenant shall also refurbish as often as necessary and at least every nine years any painting, wall-coverings and flooring.

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In general, the Tenant shall, at its own expense and under its own responsibility, repair or replace anything, when they become necessary and for any reason whatsoever.

The Tenant shall take out at its own expense all maintenance contracts for the appliances or equipment installed in the rented premises and shall ensure that all security and prevention fittings work and are maintained, so that the Lessor may not be pursued or bothered by anyone on that subject.

b/ The Tenant shall be responsible for any repairs which would normally fall to the Lessor but which are needed because either the Tenant has failed to make any necessary repairs under its responsibility or the Tenant, its staff or visitors have caused damage in either the rented premises or other parts of the building.

The Tenant must inform the Lessor without delay of any repairs likely to fall to the latter.

The Lessor shall only be responsible for expenses arising from the major repairs mentioned in article 606 of the French Civil Code and, where necessary, the fees for the execution of those works, except for expenses arising from upgrading work for which the amount exceeds the cost of identical replacement, pursuant to article R145-35 of the French Commercial Code.

c/ Whether during the lease or during possible renovation works, the Tenant must scrupulously comply, at its own expense, with all legal or regulatory provisions in force or which become applying after this lease is signed, with particular regard to refuse, hygiene, health, safety, police, inspection of the work and environmental protection, including thermal regulations. Furthermore, the Tenant shall carry out, at its own expense and under its own responsibility but only within the limits set out in Article R 145-35 of the French Commercial Code, works to ensure that the premises and its facilities comply with all legal and regulatory provisions so that the Lessor is never bothered or pursued by anyone on that subject.

d/ In order to check the condition of the rented premises, the Lessor reserves the right to visit them subject to a notice period of 2 working days. However, the Lessor may visit the premises without providing any notice in the event of an emergency.

Any checks, inspections and works to which the rented premises or the appliances, fittings and facilities within them may be subject, under applicable or future regulations, shall fall fully to the Tenant, who waives the right to any remedy against the Lessor, including for damage and disturbances likely to arise caused by them.

9.2 WORK CARRIED OUT BY THE LESSOR IN THE PROPERTY OR NEIGHBOURING PROPERTY OR ON PUBLIC ROADS

The Tenant shall endure, without compensation or rent reduction, irrespective of their length, even if it exceeds twenty-one (21) days, by derogation from Article 1724 of the French Civil Code, major repairs and any works which must be carried out in the premises or on the property, particularly work to improve environmental performance, on its own initiative, the initiative of the Lessor, neighbours or third parties, even if they do not benefit the Lessor, and any nuisance caused

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by those works. The Tenant shall endure works carried out on neighbouring buildings or public roads in the same conditions, and the Lessor may not be held liable for any reason whatsoever.

Furthermore, by derogation from Article 1723 of the French Civil Code, the Tenant must also endure, without compensation or rent reduction and without remedy against the Lessor, any modification to the premises or communal areas and items in the property, that the latter reserves the right to carry out.

The Tenant must in any case leave free access to the water and gas pipes, electrical wiring, heating, air-conditioning and ventilation shafts or other channel, and must, at its own expense and without delay, move or dispose of all appliances, furniture, materials, signs, etc. which must be removed to carry out any works by the Lessor, including in particular when cleaning or carrying out work to improve the building’s environmental performances.

9.3 VISITING THE PREMISES IN THE EVENT OF TERMINATION OF THE LEASE

Once notice for the termination of the lease has been given and for at least the last six months of this lease, or in the event that the rented premises are put up for sale, the Tenant must allow potential tenants accompanied by an employee of the Lessor to visit the premises, on any working day, subject to a notice period of 2 working days. Furthermore, the Tenant must leave notices, including banners, affixed to the windows or balconies.

ARTICLE 10 - LIABILITY - WAIVERS

10.1 INTERRUPTION/CANCELLATION OF SERVICES

The Tenant may not claim any compensation or reduction in rent, or hold liable the Tenant, its representatives and their respective insurers in the event of a temporary interruption, an irregularity or a temporary cancellation to the following services: water distribution, electricity, telephone, any automatic system and IT system depending on the property, air conditioning, ventilation or any other related to the property.

10.2 LIABILITIES AND CLAIMS

The Tenant expressly waives the right:

•	to request compensation or a rent reduction in the event of damp or a flood caused by water leaks or pipe breakages, for any reason whatsoever, to hold liable the Tenant, its representatives and their respective insurers, for disturbances or damage caused by neighbours or third parties, in any way, particularly in the event of theft or misappropriation, of which the Tenant, its staff, suppliers customers or visitors may be victim in the rented premises or in the property, and the Lessor is not obliged to provide any surveillance.

•	to hold the Lessor liable, in the event of physical or non-physical damage, for compensation for loss of use or operating loss, as a result of the total or temporary stop to its activity for any reason whatsoever.

The Tenant shall be personally responsible for:

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•	the repair of any physical or non-physical damage, acting directly against the perpetrators without remedy against the Lessor.

•	any complaints from neighbours or third parties, particularly because of noise, smells, heat or generally any damaged caused by its activity, and the Lessor shall not be bothered in any event of that type.

10.3 EXPROPRIATION

In the event of expropriation in the public interest, no claims may be made against the Lessor; it shall fall to the Tenant to assert any rights arising from this agreement and from the activities carried out in the rented premises on the expropriating party.

10.4 DESTRUCTION OF THE RENTED PREMISES

In the event that, following an accident of any kind, irrespective of its origins, the rented premises are left fully unusable or destroyed, this lease shall be terminated ipso jure and without compensation.

If the rented premises come to be partially destroyed or unusable, the Lessor, alone and depending the extent of the damage, may either terminate this lease ipso jure or agree a rent reduction for the length of the partial loss of use. It is specified that, in the latter case, and on the condition that the Lessor rebuilds the property within a maximum deadline of two years, this lease shall continue to concern all the rented premises and the rent reduction shall be calculated according to the size of the area destroyed. This shall be calculated by the Lessor or its representative. In the event that the Tenant does not agree with the calculation, the Parties agree that they shall bring the matter before the competent court and, while they wait for its decision, they shall provisionally accept the calculation by the Lessor or its representative.

In the aforementioned situations, the Lessor shall, nevertheless, retain its possible rights against the Tenant if the destruction can be partially or fully attributed to the latter.

Accordingly, the Tenant may only, under express agreement, claim compensation awarded by the insurance company or companies for the damages caused to it, without prejudice to the ensuing consequences with regard to this lease according to the terms stipulated below.

ARTICLE 11 - INSURANCE

11.1 LESSOR’S INSURANCE

The Lessor has taken out insurance policies to cover the building and/or rented premises against the risk of fire, explosions, electrical damage, storms, water damage, riots, attacks, acts of terrorism and sabotage, and loss of earnings. It has also taken out civil liability insurance in its capacity as a property owner.

The Parties agree that the potentially applicable excesses shall be borne by the Tenant.

11.2 TENANT’S INSURANCE

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The Tenant must take out insurance, for the entire duration of the lease, for a sufficient amount, to cover its fixtures, fittings, equipment, appliances and amenities, and the improvements, extensions, structures and storeys it has added, even if they are immovable by nature, as well as its operating loss, with a reputably solvable company against the risk of fire, explosions, electrical damage, storms, water damage, riots, attacks, acts of terrorism and sabotage, and claims by neighbours and third parties. The Tenant must also have the rented premises insured against glass breakage.

In the event of an accident, if the Tenant considers the sums that it will have received under its ‘Operating Loss’ policy, no remedy may be pursued against the Lessor.

The Tenant undertakes to take out a civil liability insurance policy to cover for damages caused to third parties resulting from its operations or the improvements, extensions, structures and storeys it has added on the premises. Physical injuries must be covered to a minimum of €3,000,000 per accident and physical and consequential non-physical damage to a minimum of €760,000 per accident. This minimum may be increased at the request of the Lessor.

The Tenant must send the Lessor a copy certified as conforming with the original of its policies or, failing that, a cover note or statement, in which, where relevant, the improvements, extensions, structures and storeys it has added are mentioned. The document must be issued by its insurer and, the first time, before it has been implemented.

It should also be able to prove the validity of its insurance and the payment of its premiums at any moment.

If the Tenant fails to take out the aforementioned insurance policies or if the Lessor considers those policies not to cover large enough sums, the latter may take out insurance for the risks itself, and the Tenant shall undertake to reimburse the Lessor for the relevant premiums upon request.

Furthermore, the Lessor undertakes to inform the Lessor of any change in its operating conditions which the insurance company could consider an increased risk. If the Tenant’s activity or the change in operating conditions results in a higher premium, either for the Lessor or for the neighbours or other tenants, the Tenant shall reimburse the interested parties for the amount of the higher premium.

Likewise, if the improvements, extensions, structures and storeys added by the Tenant results in a higher premium for the Lesson, the Tenant undertakes to bear the cost.

By express agreement, under this lease, compensation due to the Tenant in the event of an accident, amounting to the compensation that the Lessor owes to the Owner, may be delegated and transferred to the Lessor.

The Tenant also undertakes to comply with any request made by the Lessor’s insurers aimed at modifying the technical fittings for the prevention and security of the rented premises.

Furthermore, in the event that the Tenant carries out work in the rented premises in the conditions set out in Clause 8, that party must take out the necessary insurance for that purpose and third-party liability cover in particular for the works, as well as a Ten-Year Guarantee and guarantees for Proper Operation, Consequential Damage and Damage to Existing Property in compliance with the legislation in force.

11.3 RECIPROCAL WAIVER OF RECOURSE

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The Lessee waives the right to any recourse that it may exercise against the Lessor, its principals or representatives, or its insurers. It agrees to obtain the same waiver from its insurers, any of its occupants and their insurers, and to indemnify the Lessor for the direct or indirect consequences of any claim or legal action that its occupants, employees and/or insurers may frame or bring against the Lessor, including all costs and expenses that the Lessor may incur when exercising its rights.

Reciprocally, the Lessor, its principles and representatives waive the right to any recourse against the Lessee and against its insurers. They agree to obtain the same waiver from their insurers.

11.4 DAMAGE

The Lessee shall inform the Lessor or its representative, within 48 hours, of any repair that becomes necessary during the lease, as well as any damage or deterioration that occurs at the leased premises, regardless of its significance, even if no apparent damage has occurred, subject to being held personally liable and therefore being required to compensate the Lessor for any direct or consequential damage incurred by the Lessor for late filing or failure to file a notice of claim with the insurers.

It must declare any damage to its own insurance company, regardless of the occurrence date and its apparent seriousness.

ARTICLE 12 - RELEASE OF THE PREMISES

12.1 LESSEE’S OBLIGATIONS

Regardless of the reason for the Lessee’s relinquishment of the leased premises, it must return the property in a very good state of maintenance and repair and in full compliance (but only within the limits set forth in Article R 145-35 of the Commercial Code), according to its obligations under this lease.

The same shall apply to any modifications or improvements described in Article 8 of the lease, unless the Lessor prefers that the premises be returned in their original condition as stated in Article 8.3.

12.2 PRELIMINARY INSPECTION

No later than two (2) months prior to the Lessee’s departure date, a joint inspection of the premises shall be carried out in the presence of any technician or manager appointed by both Parties. If no date is determined by mutual agreement, the Lessor shall inform the Lessee of the dates and times it will appear to inspect the premises.

At this time, any upkeep or maintenance agreements entered into by the Lessee, as well as any supporting documentation concerning maintenance or replacement work performed during the past two years, shall be provided to the Lessor or its representatives.

At the end of this inspection, the Lessor shall send a statement of repairs to be performed by the Lessee, as well as a list of work it requires to restore the property to its original condition and

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replacements following any removals, without prejudice to any reservations which may be made when the property condition report is prepared upon the return of the premises.

The Lessee agrees to return the premises after full completion of the repairs, work and replacements defined above, from the moment it is required to do so under the terms of this lease.

The Lessee shall pay an occupancy charge corresponding to the amount of the latest contractual rent increased by 50% during the time required to perform the work, if such work continues beyond the effective date of the notice.

12.3 – PROPERTY CONDITION REPORT

A check-out property condition report will be jointly prepared by the parties, in two original copies, signed and initialled by each of them, on the date the premises are returned.

At the request of either party, this report may be prepared by a bailiff, appointed by the Lessor for this purpose at the Lessee’s expense. In such case, the report will be sent by the bailiff, by registered letter with acknowledgement of receipt, to the Lessee at the address it provided during return of the premises.

If, for any reason, the Lessee does not appear on the date it was called by the Lessor, the property condition report prepared by the Lessor shall be deemed to have been jointly prepared.

12.4 LEASEHOLD REPAIRS AND RESTORATION WORK

After retaking possession of the premises and taking into account the reservations set forth in the report prepared at that time, the Lessor shall prepare a descriptive report and a cost estimate for the work it deems necessary, and shall notify the Lessee thereof by registered letter with acknowledgement of receipt no later than fifteen (15) days after the date the premises were returned.

Within fifteen (15) days from receipt of this notice, the Lessee must inform the Lessor if it intends to dispute the nature or cost of the work required by the Lessor. If the Lessee does not respond upon expiry of this time period, the estimate(s) as well as the restoration work planned by the Lessor will be deemed accepted and the Lessor will have the right to have such work performed by the companies of its choice, for which the Lessee will bear the cost, including any charges and fees for work performed by any contractor.

If the Lessee disagrees, each party concerned shall take any action it deems necessary to reserve its rights, without prejudice to any consequences which may result from an extended inability to use the premises for this reason.

Moreover, if, whether due to this dispute or due to the performance of work under the procedures set forth above, the premises are unavailable for use beyond the established release date (effective date of notice or of termination), daily compensation equal to the contractual rent payable upon expiry of the lease increased by 30%, as well as pro rata expenses and taxes arising from this lease, shall be owed by the Lessee.

ARTICLE 13 - AMENDMENTS – FORBEARANCE

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This lease can be amended only by a written document. Accordingly, in no case can an amendment be inferred from mere forbearance by the Lessor, whether in frequency or duration, and the Lessor remains free to require strict application of the provisions and stipulations which have not been the subject of an express written amendment.

ARTICLE 14 - DECLARATION

The Lessee attests that it has the necessary capacity to enter into this lease and declares:

•	that it is not insolvent or involved in compulsory liquidation, a reorganisation order, a stay of proceedings or any other process arising under applicable provisions of the Commercial Code in this event;

•	that it is not subject to proceedings likely to result in confiscation of its property,

•	that it does not lack the legal capacity to exercise a commercial occupation.

ARTICLE 15 - TERMINATION CLAUSE

In the event of non-payment of a single rent payment or occupancy charge (including charges and services), any supplemental rent or summary of charges, or in the case of failure to perform any condition of this lease, this lease may be immediately terminated in the Lessor’s discretion, one month after an order to pay or a formal warning to comply with the terms of the lease remains without effect.

In such case, the Lessor shall retain the security deposit and rent paid in advance, without prejudice to any damages.

All costs of the notice of default and the proceedings will be borne by the Lessee.

From the date the Lessor’s rights under the termination clause are deemed acquired, the occupancy charge owed until release of the property will equal the effective contractual rent increased by 50%, in addition to expenses and taxes.

The lease shall terminate without the need for any legal formalities by the Lessor, without prejudice to any costs or damages. No subsequent payments shall cancel the effects of this provision.

Eviction from the leased premises may be obtained by a simple order issued by the President of the Tribunal de Grande Instance (Regional Court), on an expedited basis, finding that the termination clause is applicable.

The Lessor will regain the right to freely dispose of the premises by the mere fact of the Lessee’s eviction, issued by provisional order, and subsequent offers shall not cancel the effects of this provision, without prejudice to its right to receive payment of all rent accrued or payable in advance until the acquisition date of this termination clause, the occupancy charge due thereafter under the procedures set forth above as well as the repair costs borne by the Lessee, subject to all other amounts owed, rights and causes of action.

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ARTICLE 16 - ENVIRONMENT AND SAFETY

16.1 ASBESTOS

The Lessor declares that all investigations required by law or regulation have been conducted, and it shall make all supporting documentation available to the Lessee, especially in the event its availability is required in the scope of the improvements to be performed on the leased premises.

16.2 TECHNOLOGICAL RISKS

In accordance with the provisions of Articles L 125-5, R 125-23 to R 125-27 of the Environment Code regarding disclosure of the statement of natural, mining and technological risks to the new tenant, the Lessor provided such disclosure or risks to the Lessee upon signing of this lease, who acknowledges such, including the required information concerning the building where the leased premises are located.

The Lessor further declares that, to its knowledge, the premises have not incurred any damage giving rise to payment of insurance compensation covering natural disasters (Article L. 125-2 of the Insurance Code) or technological risks (Article L. 128-2 of the Insurance Code).

16.3 ENERGY EFFICIENCY ANALYSIS

In addition, the energy efficiency analysis as described under Article L. 134-1 of the Building and Housing Code is also attached to this lease. The Lessee acknowledges that it has reviewed this document.

16.4 CLASSIFIED INSTALLATIONS

If the building includes one or more installations classified for environmental protection subject to declaration or authorisation/registration, the Lessee must comply with all recommendations and injunctions of any kind, including upgrades to the installation(s) to comply with regulations, such that the Lessor is at no time involved in this issue. In addition to maintenance work and upgrades, it must perform at its expense all inspections and verifications required by law or regulation and, with regard to common equipment, shall bear the cost thereof.

In the event that the Lessor authorises the Lessee to install one or more pieces of equipment falling under legislation on classified installations for purposes of its business, in addition to the paragraph above, it must also carry out the necessary administrative formalities to declare itself an operator of these classified installations, and to solely bear the cost of compliance measures and work which the administration requires by law. The Lessee shall indemnify and hold the Lessor harmless against all liability which may result from the presence of such installations on the Premises, their use and their removal.

16.5 INSPECTIONS AND WORK BY THE LESSEE

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16.5.1. The Lessee shall cause environmental and safety inspections to be performed at its expense, by entities approved by the Commission Plénière des Assurances de Biens et de Responsabilité, in particular concerning the search for hazardous materials and compliance with current regulations on its improvements and any work it may perform. The Lessee will provide the Lessor with a copy of inspection reports prepared by these organisations within one month from their receipt, specifically including any requirements, recommendations or reservations expressed as well as any measures to be taken by the Lessee to satisfy them, including work performed. Within one month following completion of such measures, the Lessee shall provide the Lessor with a report prepared by these same organisations, validating the measures and work carried out, it being specified that such work and/or measures must be carried out under the conditions set forth in Article 8 of the lease, and within three months following the submission of reports by the organisation, unless a shorter period is imposed by such organisations. If the Lessee fails to perform the above mentioned measures and work within this time period, the Lessor shall have the right to have such measures and work carried out by any company of its choice, at the Lessee’s expense.

16.5.2. When carrying out the work, either at the start of the lease or during possession, in addition to Article 8 of the lease, the Lessee agrees not to use any materials that may pose a danger to the safety of the occupants of the premises and/or the building.

If the materials used by the Lessee are subsequently prohibited by a new provision, it shall immediately take personal responsibility for any consequences resulting therefrom - research, surveys, removal, compensation or otherwise - without any recourse against the Lessor, even if such work has since become the property of the Lessor.

The Lessee shall take all necessary steps to avoid any risk of pollution and perform all necessary remediation work at its expense.

16.6 INSPECTIONS CARRIED OUT BY THE LESSOR

During the term of the lease, the Lessee shall provide the Lessor with free access to the premises to have organisations of its choice perform any audits or inspections, specifically concerning environmental and/or safety matters, periodic inspections of the building’s installations and equipment, and any work and measures arising therefrom. The cost of these audits and inspections, as well as the cost of work and/or measures that must be performed subsequent to such audits and inspections, shall be borne by the Lessee, but only within the limits set forth in Article R. 145-35 of the Commercial Code. In response to its specific, occasional requests and for its information only, the Lessor shall provide the Lessee with a copy of the inspection reports. Note that all inspections, verifications and work to which the building, improvements, installations and equipment within may be subject under current or future regulations, particularly those concerning the safety of persons, are the Lessee’s full responsibility, but only within the limits set forth in Article R 145-35 of the Commercial Code, which waives any recourse against the Lessor in this regard, specifically for the deterioration, disturbance of quiet enjoyment and financial consequences that may result therefrom.

16.7 IMPLEMENTATION OF ENVIRONMENTAL PROTECTION REGULATIONS

The Parties agree to work together in order to improve the environmental performance of the building and in order to meet the objectives and recommendations of the Grenelle I Act (law no. 2009-967 dated August 3, 2009 on the timetable for the implementation of the Grenelle Round

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Table on the Environment) and the Grenelle II Act (law no. 2010-788 dated July 12, 2010 on national commitment for the environment) and any additional laws.

For this purpose:

•	Each party agrees to communicate to the other all of the data in their possession relating to energy consumption, water consumption, and greenhouse gas emissions for the common areas of the building and/or private areas of the premises. They shall communicate, if any, the carbon footprint of the building or the carbon footprint of the activity conducted in the premises.

•	Each Party agrees to incorporate an environmental aspect in its decision making processes relating to improvements and/or equipment of the building or premises, or relating to how they are managed in order to opt for the most effective solutions, whenever it is reasonably possible so as to never jeopardize the certifications and/or’s ecolabels obtained.

If the Parties do not reach an agreement on the choice of works and installations to carry out to improve the environmental performance of the building, the Lessor shall be free to decide which work or installations shall be carried out that he deems pertinent to improving the building’s performance or required to meet any changes in legislation and/or the Grenelle Round Table on the Environment.

For all work and/or installations to improve the building’s environmental performance that do not fall under ordinary maintenance or replacement, the Lessee shall be required to:

•	Grant access to the premises in order to enable them to be carried out.

•	Bear the full costs, fees, and insurance included but only within the limits stipulated by Article R 145-35 of the French Commercial Code.

•	And, after completion of the work and/or installations, comply with the specifications of use.

Finally, all Parties shall abide by the terms of the Environmental Appendix if it exists.

ARTICLE 17 - INTERNAL REGULATIONS - PROPERTY OWNER’S ASSOCIATION RULES - HOMEOWNERS ASSOCIATION RULES

If they exist, the Lessee acknowledges having read the building’s internal regulations, the property owners’ association rules, and/or the homeowner’s association rules. He further acknowledges that a copy of each document was given to him.

These documents have contractual value in the same way as this lease.

Consequently, the Lessee agrees to comply with all of their provisions as well as any amendments thereto.

In addition, the Lessee must comply with the conditions and obligations of all property owners’ association rules, internal regulations, specifications, or any document governing the building the premises is part of, should they exist.

He must also comply with any rules the building is subject to.

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ARTICLE 18 – FEES AND REGISTRATION

The fees and expenses of this document as well as all registration fees, duties, or taxes of any nature whatsoever which may be required to be paid when this lease and additional documents are concluded shall be at the Lessee’s expense who hereby agrees.

All fees and expenses payable if any amendments are needed during the lease or its renewal shall also be at the Lessee’s expense who hereby agrees.

ARTICLE 19 – ADDRESS FOR SERVICE

For the purposes hereof, the Parties choose their address for service as follows:

•	The Lessor at his headquarters indicated above.

•	The Lessee at the leased premises.

*        *

*

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PART TWO: SPECIAL CONDITIONS

ARTICLE 1 - DESCRIPTION

The Lessor hereby leases to the Lessee, who accepts, the entire building located at 177-181, avenue Pierre Brossolette, Montrouge (92120), France, comprised of:

•	Premises for use as offices with a leasable area of approximately 3,712.90 m2 from the ground floor to the 4th floor.

•	Premises for business use with a leasable area of approximately 756.70 m² on the ground floor.

•	90 parking spaces on the 1st underground floor of the building, 6 of which are motorcycle parking spaces.

•	21 outside parking spaces at the rear of the building.

•	3 outside parking spaces in front of the building.

as identified on the plans annexed hereto.

Before signing this lease, the Lessor had a report made of the surfaces areas by the licensed surveyor firm BLOY and a copy of the report relating to the premises under this lease has been attached.

It is hereby specified that on the date this lease is signed, the building is not subject to property association rules or homeowner association rules and, because it is occupied by one tenant, it has no internal regulations.

ARTICLE 2 – EFFECTIVE DATE - TERM OF THE LEASE - FIXED TERM

This lease is granted for a period of nine (9) full consecutive years starting on August 1, 2015 and ending July 31, 2024 in the manner prescribed for this purpose by the terms of this lease.

By way of derogation from Article L 145-4 of the French Commercial Code, the Lessee expressly waives the right to give notice of termination for each of the first two three-year periods and irrevocably commits to a fixed term of 9 years.

ARTICLE 3 – ANNUAL RENT

1,482,532.00 EUROS (one million four hundred eighty-two thousand five hundred thirty-two euros) excluding fees and taxes which is broken down as follows:

•	Rent for offices and business: 1,318,532.00 euros

•	Rent for underground parking spaces: 134,000.00 euros

•	Rent for underground motorcycle parking spaces: 6,000.00 euros

•	Rent for outside parking spaces: 24,000.00 euros

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ARTICLE 4 - INDEXATION

Index: the rent index of tertiary activities (ILAT) published quarterly by the INSEE

Date of first indexation August 1, 2016

Base Index: 1st quarter of 2015

Adjustment Index: 1st quarter of 2016

ARTICLE 5 – SECURITY DEPOSIT

The amount of the security deposit is equal to three (3) months of the annual rent excluding taxes, or 370,633.00 euros (three hundred seventy thousand six hundred thirty-three euros) which the Lessee commits to paying when the lease is signed.

ARTICLE 6 - RENT-FREE PERIOD

As an exception and on a purely commercial basis, a rent-free period for the main rent is agreed upon for a period of 20.5 (twenty and a half) months after the lease takes effect.

The first rent payment will be payable pro rata temporis on April 15, 2017.

During this period, the Lessee shall pay the charges, taxes, duties, fees, services, and other receivables in the manner prescribed for this purpose in the General and Special Conditions of this lease.

The rent-free period shall have no impact on the annual adjustment of the rent pursuant to the indexation clause in the manner prescribed for this purpose by Article 4 of the General Conditions, nor shall it impact the enforceability and calculation of the charges, taxes, duties, fees, services, and other receivables that may be based on the rent.

The Lessee acknowledges that this exemption will have no impact on establishing the new rent amount if this lease is renewed.

ARTICLE 7 - EARLY HANDOVER OF THE PREMISES

On an exceptional and personal basis, the Lessor authorizes the Lessee to access the premises in advance as of April 15, 2015, solely for the purposes of preparing and conducting preparatory work as well as installing his equipment and furniture in the leased premises (without his staff occupying them or starting operations).

This early handover shall give rise to an inventory and condition of the property being drawn up in the presence of both Parties. This inventory shall constitute the inventory referred to under Article 7.1 of the General Conditions of the lease. The early handover of the premises shall be conducted pursuant to the costs and conditions of this lease. However, it is hereby specified that:

•	the effective date of the term of the lease as stipulated in Article 2 of the Special Conditions shall occur automatically and without formality on August 1, 2015.

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•	that the Lessee will not pay rent during the early handover period, the rent shall only become payable automatically and without formality on August 1, 2015 without prejudice to the rent-free period agreed upon in Article 6.

•	Moreover, all expenses, taxes, insurance premiums, and other additional fees related to the rent and services stipulated in this lease shall be fully payable by the Lessee during this early handover period.

We also remind you that the Lessee must take out the insurance policies stipulated in Article 11.2 of the General Conditions to cover the early handover period as well as all of the necessary insurance policies for carrying out the work referred to in Article 8 of the General Conditions of the lease, and must show proof by submitting an insurance certificate to the Lessor when the initial inventory and condition of the property is being drawn up that proves the policies have been taken out and are in force from the date the early handover of the premises took place.

The Lessee shall remain liable to comply with all of the provisions contained in Article 8 of the General Conditions.

The early handover of the premises shall entail, as of its effective date, the taking of possession of the premises by the Lessee and the transfer of its custody and risks to the Lessee for the term of the lease.

ARTICLE 8: SPECIFIC PREPARATORY WORK BY THE LESSEE

The Lessor hereby authorizes the Lessee to install an animal house for its activities of pharmaceutical research on the ground floor of the building with a maximum surface area of 100 m².

This authorization is given, subject to the Lessee ensuring and obtaining the administrative, hygiene, and health permits required for this facility so that the Lessor may by no means be held liable.

If, for any reason whatsoever, the Lessee is not able to obtain the necessary permits and/or is not able to carry out his project, he waives holding the Lessor liable.

ARTICLE 9 – FEES, TAXES, AND WORK

9.1 FEES

Merely for informational purposes, the provision for rental costs is provisionally determined for 2015 at a rate of 40,000.00 euros per quarter.

9.2 TAXES

The aforementioned rent is subject to VAT at the legal rate in effect at the time of each rent payment or any other tax which may replace it.

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9.3 WORK

9.3.1 Attached to this lease is a summary of the work done by the Lessor over the previous three years and its cost.

Also attached to this lease is an estimate of the work that the Lessor intends to carry out in the building over the next three years with an estimated budget. As needed, it is hereby stipulated that this estimate, which will be updated at least every three years by the Lessor, was only prepared on a purely provisional basis and is therefore likely to be amended at any time by the Lessor which the Lessee is fully aware of. As a result, the Lessee may not claim any reduction of rent or compensation whatsoever, nor may ask for reimbursement of expenses in the event that all or part of the proposed work is not done, as in cases where the Lessor carries out work that was not initially planned.

9.3.2 In addition to the general conditions of this lease, it is stipulated that the Lessor shall bear the cost of replacing all of the doors and windows and modules making up the facades of the leased property.

ARTICLE 10 - SUBLEASING - REGISTERED ADDRESS

10.1. - Subleasing

By way of derogation from Article 7.5 of the General Conditions of this Lease, the Lessee is authorized to partially sublease the premises to:

•	An outside company for up to a maximum of 30% of the leased areas.

•	One or more of the Lessee’s subsidiary companies, with a maximum of 3, according to the criteria defined by Article L 233-1 of the French Commercial Code or any other text that might subsequently replace it, up to a limit of 49% of the leased areas, without the subleased areas exceeding 50% of the leased areas.

The sublease must be entered into in accordance with the law under the same terms and conditions as the master lease for a period not exceeding the master lease.

The Lessee must justify to the Lessor, by informing him of his intention to sublease under the terms of Article L 145-31 of the French Commercial Code, that the sublessee and the beneficiary meet the conditions required for this purpose.

Unless otherwise agreed by the Lessor, the existing legal relationship between the sublessee and the Lessee must be maintained throughout the term of any sublease and the Lessee must justify it to the Lessor at his first request.

If the Lessor fails to participate in the document, an original copy of the contract shall be given or sent to him within a period of fifteen days from the date it was signed.

In the event of subleasing, the Lessee shall remain solely responsible vis-à-vis the Lessor for paying the rent, expenses, and related fees, as well as full enforcement of the conditions and obligations of the lease.

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The Lessee shall be responsible for paying for the preparatory renovations and repair work to the leased premises after any sublease.

The leased premises constitute an indivisible whole both materially and according to the joint intent of the Parties. The provisions of this indivisibility clause must be reproduced in any sublease document which should therefore stipulate that by express agreement between the parties, the currently rented premises constitute an indivisible whole materially and according to the joint intent of the Parties.

If the master lease is not renewed or in the event of the departure of the primary tenant no matter what the cause (leave, amicable or court-ordered termination, availing oneself to the termination clause), resulting in the termination of the lease, the sublease agreement shall be terminated ipso jure. The sublessee shall not be entitled to derive any rights with regard to the Lessor from the status of the commercial leases, and in particular from the direct right to renew the lease derived from Article L 145-32 of the French Commercial Code.

10.2. - Registered Address

As an exception and by derogation from the General Conditions of the lease, the Lessee is authorized to register up to a maximum of 5 of his subsidiaries pursuant to the criteria stipulated by Article L 233-1 of the French Commercial Code at the leased premises or any other text which may subsequently replace it under the following main conditions:

a)	The Lessee agrees to ensure that the companies headquartered there strictly enforce the terms and provisions of this lease which the Lessee shall remain fully liable for vis-à-vis the Lessor.

b)	When the Lessee leaves, the premises shall be returned unoccupied and the Lessee expressly agrees to make the companies registered at the premises make the same commitment.

Please be reminded that this derogation is non-transferable and is exclusively granted under the main and decisive condition that the premises constitute an indivisible whole according to the joint intent of the Parties otherwise it would not have been granted.

Furthermore, no plaque or mailbox shall be installed displaying the names of the registered individuals.

ARTICLE 11 - SIGN

The Lessor hereby authorizes the Lessee to install a sign starting on the early handover date of the premises which is April 15, 2015.

This authorization is granted to the Lessee free of charge and no rent or royalty shall be required from the Lessee by the Lessor for this purpose.

However, it is stipulated that this authorization shall only be granted to the Lessee and validated after the technical file is submitted to the Lessor which shows a photomontage and the proper administrative and technical authorizations, all validated by a technical control bureau for mounting, wind resistance, and studying structures.

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The Lessee agrees to obtain the required administrative and technical authorizations before installing a sign and shall pay for all of the taxes and/or charges related to the sign throughout the term of the lease.

In the event that the Lessee does not obtain the authorizations referred above or is not able to install the sign no matter what the cause may be, he agrees from this point forward not to take recourse against the Lessor for this purpose.

The Lessee agrees that he shall remove the sign that he made at his own expense and liability and return the premises in their original condition upon his departure.

Drafted in Paris

On March 3, 2015

In two copies

THE LESSOR	THE LESSEE

Appendices:

Appendix 1: Plans/surveys of the surfaces

Appendix 2: Lessee’s bank account information

Appendix 3: Lessor’s bank account information

Appendix 4: KBIS extract (company registration certificate) of the Lessee’s company

Appendix 5: Environmental Appendix

Appendix 6: ERNMT (Natural, Technological or Environmental Risk Report)

Appendix 7: Energy performance analysis

Appendix 8: Lessee’s Proof of Insurance

Appendix 9: Summary statement of the work done in the building and estimates of the projected work

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